                           PRUDENTIAL ALLOCATION FUND

                           Certificate of Amendment of
                              Declaration of Trust


     The undersigned, being the duly elected and acting Assistant Secretary of PRUDENTIAL ALLOCATION FUND, a trust with transferable shares under Massachusetts law (the "Trust"), established under a Declaration of Trust dated February 23, 1987, and amended and restated by an Amended and Restated Declaration of Trust dated August 16, 1994 (as so amended and restated, the "Declaration"), DO HEREBY CERTIFY that the Trustees of the Trust, acting pursuant to Section 9.3 of the Declaration, by vote duly adopted at a meeting of the Trustees, duly called and held, at which a quorum was present and acting, have amended Section 1.1 of the Declaration to read as follows:

               "SECTION 1.1. NAME. The name of the trust created hereby is the Prudential Balanced Fund."

     IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Trust, this 22nd day of July, 1997.



                                           /s/ Marguerite E. H. Morrison
                                        --------------------------------------
                                        Name:  Marguerite E. H. Morrison
                                        Title:  Assistant Secretary

[TRUST SEAL]
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STATE OF NEW JERSEY )
                    )      ss.:
COUNTY OF NEWARK    )


     Then personally appeared the above named Marguerite E. H. Morrison, Assistant Secretary, who acknowledged the foregoing instrument to be her free act and deed, this 22nd day of July, 1997.

                                        Before me



                                           /s/ S. Jane Rose
                                        ------------------------------------
                                                  Notary Public

                                        My Commission Expires
                                                              --------------

[NOTARIAL SEAL]